FORM 3              U.S. SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, D.C. 20549

                    INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
                                                         OMB APPROVAL
                                                    OMB Number: 3235-0104
                                                    Expires: September 30, 1998
                                                    Estimated average burden
                                                    hours per response.....0.5

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                  30 (f) of the Investment Company Act of 1940



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(Print or Type Responses)
1. Name and Address of Reporting Person*  2. Date of Event Re-     4.  Issuer name and ticker or trading symbol
                                             quiring Statement         PS Group Holdings, Inc. ("PSG")
                                             (Month/Day/Year)          __________________________________________
Mills               Christopher  H.B.              6/5/96

(Last)               (First)  (Middle)    3. IRS or Social Security 5. Relationship of Reporting Person to Issuer  6.If Amendment,
c/o J O Hambro Capital Management Limited    Number of Reporting               (Check all applicable)                Date of
10 Park Place                                Person (Voluntary)         X Director          10% Owner                Original
              (Street)                                                    Officer (give     Other(specify below)    (Month/Day/Year)
London SWIA 1LP         England                                           title below)                                  6/7/96
(City)        (State)           (Zip)                                                                              7. Individual or
                                                                                                                      Joint/Group
                                                                                                                      Filing (Check
                                                                                                                      Applicable
                                                                                                                      Line)
                                                                                                                    X Form filed by
                                                                                                                      One Reporting
                                                                                                                      Person
                                                                                                                      Form filed by
                                                                                                                      More than One
                                                                                                                      Reporting
                                                                                                                      Person
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                         TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1. Title of Security               2. Amount of Securities          3. Ownership         4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                         Beneficially Owned               Form: Direct          (Instr. 5)
                                      (Instr. 4)                       (D) or Indirect
                                                                       (I) (Instr. 5)
Common Stock, $1.00 par value                 291,300                        I           North Atlantic Smaller Companies Investment
                                                                                         Trust plc. See "Explanation of Responses."

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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 5(b)(v)
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                                                                 SEC 1473 (7-96)







FORM 3  (CONTINUED)TABLE  II - DERIVATIVE  SECURITIES  BENEFICIALLY OWNED (E.G.,
PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security     2. Date Exer-   3. Title and Amount of Securities  4. Conver-  5. Owner-    6. Nature of
   (Instr. 4)                          cisable and     Underlying Derivative Security     sion or     ship         Indirect Bene-
                                       Expiration      (Instr. 4)                         Exercise    Form of      ficial
                                       Date                                               Price of    Derivative   Ownership
                                       (Month/Day/                                        Deriva-     Security:    (Instr.5)
                                        Year)                                             tive        Direct (D)
                                                                                          Security    or Indirect
                                    Date       Expira-                                                (I)
                                    Exer-      tion                 Amount                            (Instr.5)
                                    cisable    Date                 or
                                                          Title     Number
                                                                    of
                                                                    Shares











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 Explanation of Responses:
 The inclusion in this report of securities listed in the table shall not be deemed an admission that the reporting person is for the purpose of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose, the beneficial owner of such securities, and such beneficial ownership is expressly disclaimed.


**Intentional misstatements or omissions of
facts constitute Federal Criminal
Violations.
                        /s/ Christopher H.B. Mills            3/31/98
                        _________________________________     _____________
 See 18 U.S.C. 1001     **Signature of Reporting Person       Date
 and 15 U.S.C 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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                                                                 SEC 1473 (7-96)



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